Exhibit 23.1

Grant Thornton LLP
2501 E. Enterprise Ave, Suite 300
P.O. Box 1097
Appleton, WI 54912-1097

T 920.968.6700
F 920.968.6719
www.GrantThornton.com

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 24, 2015 (except for the effects of the restatement described in Note 1A, as to which the date is May 20, 2015), with respect to the consolidated financial statements included in the Annual Report on Form 10-K/A for the year ended December 31, 2014 of Cellectar Biosciences, Inc., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Appleton, Wisconsin

November 24, 2015

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd